Exhibit 5.3

Re: Registration Statement on Form F-10 of High Tide Inc.

We hereby consent to the use of our name in Amendment No. 1 to the Registration Statement on Form F-10 of High Tide Inc. dated August 11, 2025 and in the short form base shelf prospectus dated August 11, 2025 included therein, on page 5 and under the heading "Legal Matters and Interests of Experts", as such may thereafter be amended or supplemented.

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

/s/ Nauth LPC

Nauth LPC
August 11, 2025

Nauth LPC • www.nauth.com • T 416.477.6031 • F 416.477.6032 217 Queen Street West - Suite 401, Toronto, Ontario, M5V 0R2